Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

646-277-1254

Limoneira Company Announces Second Quarter Fiscal Year 2017 Financial Results

- Second Quarter 2017 Revenue Increases 35% to $37 Million Compared to Prior Year Second Quarter -

- Net Income Per Diluted Share for the Second Quarter 2017 was $0.24 compared to $0.08 for Prior Year Second Quarter –

- New Lemon Packing House Efficiencies Contribute to Increase in Operating Income -

- Company Raises Fiscal Year 2017 Earnings Guidance Range -

Santa Paula, CA., June 8, 2017 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading global agribusiness with prime agricultural land and operations, real estate and water rights in California, Arizona and Chile today reported financial results for the second quarter ended April 30, 2017.

Fiscal Year 2017 Second Quarter Results

For the second quarter of fiscal year 2017, total net revenue increased 35% to $36.9 million, compared to total net revenue of $27.4 million in the second quarter of the previous fiscal year. Agribusiness revenue was $35.4 million, compared to $25.9 million in the second quarter last year, primarily due to stronger lemon sales. Rental operations revenue was $1.5 million in the second quarter of fiscal year 2017, compared to $1.4 million in last year’s second quarter. There were no real estate development revenues in the second quarter of fiscal year 2017 or 2016.

Agribusiness revenue for the second quarter of fiscal year 2017 includes $26.2 million in lemon sales, compared to $20.8 million of lemon sales during the same period of fiscal year 2016, with the increase primarily the result of higher volume of fresh lemons sold partially offset by lower prices compared to the same period in fiscal year 2016. Approximately 958,000 cartons of fresh lemons were sold during the second quarter of fiscal year 2017 at a $21.50 average price per carton compared to approximately 780,000 cartons sold at a $22.44 average price per carton during the second quarter of fiscal year 2016. Avocado revenue for the second quarter of fiscal year 2017 was $2.0 million, compared to $1.2 million in the same period last year, primarily the result of higher prices of avocados sold partially offset by lower volume compared to the same period in fiscal year 2016. The Company recognized $4.9 million of orange revenue in the second quarter of fiscal year 2017, compared to $2.6 million in the same period of fiscal year 2016, primarily attributable to higher prices of oranges sold, partially offset by lower volume compared to the same period in fiscal year 2016. Specialty citrus and other crop revenues were $2.3 million in the second quarter of fiscal year 2017, compared to $1.3 million in the second quarter of fiscal year 2016.

Total costs and expenses for the second quarter of fiscal year 2017 were $30.7 million, compared to $25.2 million in the second quarter of last fiscal year. The second quarter of fiscal year 2017 increase in operating expenses was primarily attributable to increases in agribusiness costs, including increases in packing and third-party grower costs mainly due to higher lemon sales and harvest volumes, and consistent with the Company’s strategy of increasing sales volumes for fruit procured from third-party growers. During the second quarter of fiscal year 2017, lemon packing costs per carton sold was $5.99 compared to $7.39 for the same period last year, reflecting increased efficiencies of the new lemon packing facility, which was commissioned in March of 2016.

Operating income for the second quarter of fiscal year 2017 increased to $6.2 million, compared to income of $2.2 million in the second quarter of the previous fiscal year. Net income applicable to common stock, after preferred dividends, for the second quarter of fiscal year 2017 was $3.4 million and compares to $1.1 million in the second quarter of fiscal year 2016. Net income per diluted share for the second quarter of fiscal year 2017 was $0.24 compared to net income per diluted share of $0.08 for the same period of fiscal year 2016, based on approximately 14.7 million and 14.2 million, respectively weighted average diluted common shares outstanding versus the prior year.

Adjusted EBITDA was $7.8 million in the second quarter of fiscal year 2017 compared to $3.4 million in the same period of fiscal year 2016. A reconciliation of adjusted EBITDA to net income is provided at the end of this release.

Fiscal Year 2017 First Six Months Results

For the six months ended April 30, 2017, revenue was $65.0 million, compared to $52.4 million in the same period last year. Operating income for the first six months of fiscal year 2017 was $3.0 million, compared to an operating loss of $4.1 million in the same period last year. Net income applicable to common stock, after preferred dividends, was $1.2 million for the first six months of fiscal year 2017, compared to a net loss of $3.0 million in the same period last year. Net income per diluted share for the first six months of fiscal year 2017 was $0.08, compared to a net loss per diluted share of $0.21 in the same period of fiscal 2016, with both periods reflecting a weighted average diluted common shares outstanding of approximately 14.2 million.

Adjusted EBITDA for the first six months of fiscal year 2017 was $6.5 million, compared to EBITDA of ($1.3) million in the same period last year. A reconciliation of adjusted EBITDA to net income is provided at the end of this release.

Balance Sheet and Liquidity

During the first six months of fiscal year 2017, net cash provided by operating activities was $2.5 million, compared to a $5.9 million use of cash in the prior year. Net cash used in investing activities was $16.0 million, compared to a $7.5 million use in the prior year. The Company purchased Pan de Azucar for $5.8 million plus the assumption of approximately $1.7 million in long-term debt and contributed $4.5 million to the East Area 1 real estate development joint venture in the first six months of fiscal year 2017, which compares to a $0.5 million contribution made to the joint venture in the first six months of fiscal year 2016. Net cash provided by financing activities was $13.6 million in the first six months of fiscal year 2017, compared to $13.4 million in the same period last year.

Long-term debt as of April 30, 2017 was $105.5 million, compared to $88.2 million at the end of fiscal 2016.

Real Estate Development

Limoneira Lewis Community Builders, LLC, is a 50%/50% real estate development joint venture between Limoneira Company and The Lewis Group of Companies that will engage in the residential development of Harvest at Limoneira. Limoneira expects to receive 25% to 80% of the net cash flows from the project, based on projected cash flow milestones, which are estimated to aggregate approximately 70% of total net cash flows to Limoneira, and the balance of net cash flows to The Lewis Group over the estimated seven to ten-year life of the project. The joint venture's results of operations are expected to be recognized by the Company under the equity method of accounting. The Company contributed $2.3 million to the joint venture in fiscal year 2016 and an additional $4.5 million in the first six months of fiscal year 2017 matching Lewis' contributions to fund on-going development activities. The Company currently estimates approximately 632 units will be included in Phase 1 of the project.  Tree removal and other site preparation activities are in process.  Current project plans indicate that grading should begin during the summer of 2017 and Phase 1 site improvements are expected to begin during the fall of 2017. The lot sales process with home builders is expected to begin near the end of calendar 2017 and closings of lot sales are anticipated to begin in the spring of 2018.

During March of 2017, the Company entered into an agreement to sell its Centennial property for $3.2 million, which based on estimated transaction costs, is expected to result in a gain of approximately $0.1 million, that is anticipated to be recognized in the third quarter of fiscal year 2017. An estimated closing date of July 28, 2017 is contingent upon the buyer completing due diligence by July 14, 2017. In addition, the Company expects to accept an offer on its Pacific Crest property for a sales price of approximately $3.5 million, which after estimated transaction costs, is expected to result in a loss of approximately $0.1 million. Such loss has been recognized as an impairment in the second quarter of fiscal year 2017. The transaction is subject to buyer due diligence and is expected to close on approximately October 31, 2017.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, "Our solid lemon sales in the second quarter coupled with the efficiencies we are realizing from our packing facility drove a significant increase in our profit margins and cash flow. We are very proud of the team’s efforts at our new lemon packing facility, which resulted in a per carton packing cost reduction of 19% in the second quarter. We continue to focus on the strategic expansion of our One World of Citrus™ marketing program and increased relationships throughout the world which are enabling us to expand our share of the global citrus market.”

Mr. Edwards concluded, "As we enter the third quarter of fiscal 2017, we remain confident that the key drivers of our growth that contributed to our first half performance will remain in place in the second half. Based on anticipated favorable avocado pricing and robust lemon revenues, we are raising our full year fiscal 2017 earnings guidance."

Recent Business Highlights

On February 24, 2017, the Company completed the acquisition of 90% of the outstanding stock of Pan de Azucar S.A (“PDA”) a privately owned Chilean corporation, for $5.8 million in cash. PDA also had approximately $1.7 million in long term debt on the acquisition date, which was assumed in the acquisition. A holdback of 10% of the purchase proceeds to be paid to the seller was withheld for a six-month period to allow for potential contingencies as defined in the purchase agreement. PDA is a 210-acre lemon and orange orchard located near La Serena, Chile. PDA’s total assets of approximately $9.5 million on the acquisition date include a 13% equity interest in Rosales, S.A, ("Rosales”) in which Limoneira owns a 35% equity investment. Upon completion of the acquisition, the Company owns 47% of Rosales and PDA’s remaining 10% stockholder owns the balance of Rosales, or 53%. Rosales packs and sells all of PDA’s citrus production. PDA had approximately $0.4 million of net income on approximately $1.9 million in sales for the year ended December 31, 2016. The results of operations of PDA are included in the Company’s consolidated results of operations from the acquisition date.

Alex Teague, Senior Vice President, stated, "The acquisition of PDA continues to position us to execute on our long-term strategy to expand our agribusiness internationally as a year-round supplier of citrus, complementing our One World Of Citrus™ strategy. We are also pleased with the performance of our new lemon packing facility. During the first six months of fiscal year 2017, we packed 300,000 more cartons of lemons for approximately $300,000 less cost compared to the same period last year. We are proud of the gains we are making in our new packing house and intend to maintain this momentum in the future."

Raising Fiscal Year 2017 Outlook

Based on improved total lemon revenues for the second quarter of fiscal year 2017, and an improved pricing outlook for avocados, the Company is raising its earnings guidance range for the fiscal year ending October 31, 2017. The Company currently expects earnings per diluted share to be in the range of $0.51 to $0.55 per share compared to its previous guidance range of $0.48 to $0.52 per diluted share. The Company expects operating income for fiscal year 2017 to be in a range of approximately $14.7 million to $15.2 million compared to the previous range of $14.4 million to $14.9 million. Fiscal year 2017 EBITDA is expected to be in the range of $21.7 million to $22.2 million compared to the previous range of $21.5 million to $22.0 million. The Company continues to expect to sell between 3.1 million and 3.5 million cartons of fresh lemons at an average price per carton of approximately $23.00; however, it anticipates total lemon revenues, which includes sales of fresh cartons, lemon by-products and shipping and handling revenue to be higher than previously estimated. In addition, the Company expects to sell approximately 6.0 million to 6.5 million pounds of avocados at an average price per pound of $1.50 compared to previous avocado sales estimates of between 8.5 million to 9.0 million pounds at an average price per pound of $1.00.

Conference Call Information

The Company will host a conference call and audio webcast on June 8, 2017, at 1:30 pm Pacific Time (4:30 pm Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (800) 327-5138 from the U.S. International callers can dial (719) 325-2302. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, June 22, 2017, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; passcode is 1374583.

About Limoneira Company

Limoneira Company, a 124-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with 11,200 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Chile. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including earnings guidance for fiscal year 2017, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate our Company’s results of operations between periods on a more comparable basis. Such measures are widely used by analysts, investors and lenders as well as by management in assessing our Company’s financial performance and business trends relating to our results of operations and financial condition. These measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to our Company and may not be consistent with methodologies used by other companies. With respect to our expectations under "Raising Fiscal Year 2017 Outlook" above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts. EBITDA and adjusted EBITDA are summarized and reconciled to net income (loss) which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Quarter ended April 30,		Six months ended April 30,
	2017	2016	2017	2016

Net income (loss)	$3,536,000	$1,222,000	$1,464,000	$(2,690,000)
Interest expense, net	417,000	344,000	851,000	563,000
Income taxes	2,158,000	562,000	918,000	(1,605,000)
Depreciation and amortization	1,614,000	1,285,000	3,191,000	2,413,000
EBITDA	$7,725,000	$3,413,000	$6,424,000	$(1,319,000)
Impairments of real estate development assets	120,000	—	120,000	—
Adjusted EBITDA	$7,845,000	$3,413,000	$6,544,000	$(1,319,000)

Limoneira Company

Consolidated Balance Sheets (unaudited)

	April 30, 2017	October 31, 2016
Assets
Current assets:
Cash	$228,000	$38,000
Accounts receivable, net	14,804,000	9,298,000
Cultural costs	1,793,000	3,844,000
Prepaid expenses and other current assets	3,287,000	2,509,000
Income taxes receivable	—	2,810,000
Total current assets	20,112,000	18,499,000

Property, plant and equipment, net	184,595,000	177,096,000
Real estate development	80,728,000	77,136,000
Equity in investments	11,282,000	6,254,000
Investment in Calavo Growers, Inc.	19,680,000	17,745,000
Other assets	10,742,000	8,718,000
Total Assets	$327,139,000	$305,448,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,071,000	$5,555,000
Growers payable	7,278,000	8,577,000
Accrued liabilities	3,994,000	6,421,000
Fair value of derivative instrument	504,000	690,000
Current portion of long-term debt	2,814,000	2,508,000
Total current liabilities	21,661,000	23,751,000
Long-term liabilities:
Long-term debt, less current portion	105,507,000	88,164,000
Deferred income taxes	27,186,000	25,328,000
Other long-term liabilities	5,378,000	6,127,000
Sale-leaseback deferral	26,329,000	23,349,000
Total liabilities	186,061,000	166,719,000
Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 17,832 and 29,000 shares issued and outstanding at April 30, 2017 and October 31, 2016, respectively) (8.75% coupon rate)	1,783,000	2,900,000
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at April 30, 2017 and October 31, 2016) (4% dividend rate on liquidation value of $1,000 per share)	9,331,000	9,331,000

Stockholders’ equity:
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: zero issued or outstanding at April 30, 2017 and October 31, 2016)	—	—
Common Stock – $.01 par value (39,000,000 shares authorized: 14,367,006 and 14,178,226
shares issued and outstanding at April 30, 2017 and October 31, 2016, respectively)	144,000	142,000
Additional paid-in capital	93,542,000	91,841,000
Retained earnings	31,398,000	31,812,000
Accumulated other comprehensive income	4,243,000	2,703,000
Noncontrolling interest	637,000	—
Total stockholders’ equity	129,964,000	126,498,000
Total Liabilities and Stockholders’ Equity	$327,139,000	$305,448,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended April 30,		Six months ended April 30,
	2017	2016	2017	2016
Net revenues:
Agribusiness	$35,417,000	$25,946,000	$62,186,000	$49,513,000
Rental operations	1,476,000	1,411,000	2,799,000	2,819,000
Real estate development	—	8,000	—	20,000
Total net revenues	36,893,000	27,365,000	64,985,000	52,352,000
Costs and expenses:
Agribusiness	26,455,000	21,238,000	52,799,000	46,710,000
Rental operations	950,000	873,000	2,005,000	1,822,000
Real estate development	40,000	195,000	125,000	1,631,000
Impairments of real estate development assets	120,000	—	120,000	—
Selling, general and administrative	3,116,000	2,844,000	6,963,000	6,308,000
Total costs and expenses	30,681,000	25,150,000	62,012,000	56,471,000
Operating income (loss)	6,212,000	2,215,000	2,973,000	(4,119,000)
Other income (expense):
Interest expense, net	(417,000)	(344,000)	(851,000)	(563,000)
Equity in losses of investments	(141,000)	(143,000)	(67,000)	(29,000)
Other income (expense), net	40,000	56,000	327,000	416,000
Total other expense	(518,000)	(431,000)	(591,000)	(176,000)

Income (loss) before income tax (provision) benefit	5,694,000	1,784,000	2,382,000	(4,295,000)

Income tax (provision) benefit	(2,158,000)	(562,000)	(918,000)	1,605,000
Net income (loss)	3,536,000	1,222,000	1,464,000	(2,690,000)
Net loss attributable to noncontrolling interest	4,000	—	4,000	—
Net income (loss) applicable to Limoneira Company	3,540,000	1,222,000	1,468,000	(2,690,000)
Preferred dividends	(155,000)	(157,000)	(310,000)	(315,000)
Net income (loss) applicable to common stock	$3,385,000	$1,065,000	$1,158,000	$(3,005,000)

Basic net income (loss) per common share	$0.24	$0.08	$0.08	$(0.21)

Diluted net income (loss) per common share	$0.24	$0.08	$0.08	$(0.21)

Dividends per common share	$0.06	$0.05	$0.11	$0.10

Weighted-average common shares outstanding-basic	14,269,000	14,174,000	14,236,000	14,159,000
Weighted-average common shares outstanding-diluted	14,719,000	14,174,000	14,236,000	14,159,000